                                                                  Exhibit 10(n)

RETENTION AGREEMENT

          THIS RETENTION AGREEMENT, effective as of May 24, 2000, is made and entered into between PPL Corporation ("PPL") and Paul T. Champagne (the "Executive").

          WHEREAS, PPL recognizes the need to develop and retain the Executive; and

          WHEREAS, PPL has determined that certain steps should be taken to encourage the Executive to remain with PPL;

          NOW THEREFORE in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, PPL and the Executive agree as follows:

SECTION 1. DEFINITIONS.

          The following definitions are applicable to this Retention Agreement:

          1.1 "Affiliated Company" or "Affiliated Companies" means any parent or majority or 50% owned subsidiaries of PPL (or companies, limited liability companies or other legal entities under common control with PPL) including entities that are members of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as PPL.

          1.2  "Board" means the Board of Directors of PPL.

          1.3 "Change in Control" means the occurrence of any one of the following events: (i) any change in the control of PPL of a nature that would be required to be reported in response to Item 1 (a) of Form 8-K under the Exchange Act; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and, any new director (other than a director designated by a Person who has entered into an agreement with PPL to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by PPL's shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof; (iii) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PPL representing 20% or more of the combined voting power of PPL's then outstanding securities entitled to vote generally in the election of directors; (iv) the approval by the shareowners of PPL of any merger or consolidation of PPL or any direct or indirect subsidiary with any other corporation or a plan of complete liquidation of PPL or the sale or other disposition of all or substantially all of the assets of PPL to any other person or persons unless, after giving effect thereto, (a) holders of PPL's then outstanding securities entitled to vote generally in the election of directors will own a majority of the outstanding stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation or any parent (within the meaning of Rule 12b-2 under the Exchange Act) thereof and (b) the incumbent members of the Board as constituted immediately prior thereto shall constitute at least a majority of the directors of the continuing, surviving or transferee corporation and any parent thereof; or (v) the Board adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.

     1.4 "Code" means the Internal Revenue Code of 1986, as may be amended from time to time.

     1.5 "Committee" means two or more non-employee directors, unless otherwise determined by the Board, who have been designated by the Board to act as the Committee and qualify as non-employee directors under the Exchange Act.

     1.6  "Common Stock" means the common stock of PPL.

     1.7 "Disability', or "Disabled" means the inability of the Executive to perform each and every duty pertaining to the Executive's regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

     1.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. Reference in this Retention Agreement to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules promulgated thereunder.

     1.9 "Fair Market Value" means the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

     1.10 "Good Reason" for termination of the Executive's employment with PPL or an Affiliated Company by such Executive means the occurrence (without the Executive's express written consent) after a Change in Control of any one of the following acts or failures to act, by PPL or an Affiliated Company:

 (i) a reduction by PPL or an Affiliated Company of the Executive's annual base salary as in effect immediately prior to the date the Change in Control occurs or as the same may be increased from time to time, except that across-the-board decreases uniformly affecting management, key employees and salaried employees of PPL or an

Affiliated Company, or the business unit in which the Executive is then employed, shall not be treated as Good Reason;

     (ii) the failure by PPL or an Affiliated Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of PPL or an Affiliated Company, within seven (7) days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of PPL or an Affiliated Company, or the business unit in which the Executive is then employed;

     (iii) the failure by PPL or an Affiliated Company to continue in effect any compensation or benefit plan in which the Executive participates immediately prior to a Change in Control which is material to the Executive's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by PPL or Affiliated Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

     (iv) the failure by PPL or an Affiliated Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of PPL's or an Affiliated Company's pension, retirement, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any action by PPL or an Affiliated Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to a Change in Control, or the failure by PPL or an Affiliated Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with PPL or an Affiliated Company in accordance with PPL's or an Affiliated Company's normal vacation policy in effect at the time of the Change in Control; or

     (v) any purported termination of the Executive's employment that is not effected in the manner required by any severance agreement between the Executive and PPL or an Affiliated Company.

     The Executive's right to terminate his or her employment with PPL or an Affiliated Company for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          1.11 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) PPL or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of PPL or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or
(iv) a corporation owned, directly or indirectly, by the stockholders of PPL in substantially the same proportions as their ownership of stock of PPL.

1.12 "Termination for Cause" means

     (i) if a Change in Control has occurred, the termination by the Company of the Executive's employment due to

          (a) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by the Executive after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

          (b) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses
               (a) and (b) of this definition, (x) no act, or failure to act, on the Executives part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

     (ii) If a Change in Control has not occurred, the termination by the Company of the Executive's employment due to the willful violation of any Company policy (including PPL's Standards of Conduct and Integrity or any successor thereto), violation of any lawful direction of PPL or an Affiliated Company, gross negligence in the performance of duties or commission of a felony.

SECTION 2. RESTRICTED STOCK AWARDS

          2.1 In order to induce the Executive to remain in the employ of PPL or an Affiliated Company, the Committee has authorized an award under Section 11 of the PP&L, Inc. Incentive Compensation Plan (the "Award") to the Executive of 30,000 shares of Common Stock ("Shares") with a restriction period that will lapse, unless the restrictions lapse sooner pursuant to Section 2.2, 2.3 or 2.4 of this Retention

Agreement, on May 23, 2018 (the "Lapse Date"), provided the Executive has remained in continuous employment with PPL or an Affiliated Company until such date.

          2.2 In the event of the Executive's death or Disability while in the employ of PPL or an Affiliated Company prior to the Lapse Date, the Award will be prorated by multiplying the amount of shares that would have been free of restriction at the Lapse Date by a fraction, the numerator of which will be the years of actual service of the Executive from the date of the Award up to the date of death or Disability, and the denominator of which will be the number of years of service the Executive would have had if the Executive had maintained active employment from the date of the Award until the Lapse Date.

          2.3 In the event of a Change in Control, the restriction on the Award shall lapse and the entire Award will be payable if and when

               a) the Executive's employment with PPL or an Affiliated Company is terminated by the acquiring company other than for cause as that term is defined in the Executive's change in control agreement with PPL or in a Termination for Cause as defined in this Retention Agreement if the Executive is not a party to a Change in Control Agreement with PPL; or

               b) the Executive terminates his employment with PPL or an Affiliated Company for Good Reason within three years after the Change in Control occurs.

          2.4 As a condition of receiving the Award, the Executive shall agree in writing to notify PPL within 30 days of the date of execution of this Retention Agreement whether the Executive has made an election under Section 83(b) of the Code to report the value of the Shares as income on the date of the grant. An Award of Shares shall be restricted as provided herein. The Shares shall be issued without the payment of consideration by the Executive. The certificates for the Shares shall be issued in the name of the Executive to whom the Award is made, shall be retained, by PPL on behalf of the Executive (together with a stock power endorsed in blank) and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Shares until the Lapse Date. The Committee may also impose such other restrictions and conditions on the Shares as it deems appropriate.

          On the Lapse Date, if all conditions in this Retention Agreement have been met, all restrictions on the Award will expire and new certificates representing the Shares will be issued without the restrictive legend described in Section 4.11. As a condition precedent to the receipt of these new certificates, the Executive (or the Executive's designated beneficiary or personal representative) will agree to make payment to PPL or an Affiliated Company of the amount of any federal, state or local taxes, payable by the Executive, which are required to be withheld by PPL or an Affiliated Company with respect to the Award.

SECTION 3. FORFEITURE OF AWARD

          3.1 Subject to Section 2.3(b) of this Retention Agreement, the Executive shall forfeit all rights to the Award if the Executive retires or resigns employment with PPL or an Affiliated Company prior to the Lapse Date, unless, in the case of a resignation, the Executive resigns to immediately assume, and does assume, another position with PPL or an Affiliated Company.

          3.2 If the Executive's employment ends as a result of a Termination for Cause, the Executive shall forfeit all rights to the Award.

          3.3 Any Shares which are forfeited hereunder will be transferred to PPL.

SECTION 4. MISCELLANEOUS PROVISIONS.

          4.1 Nontransferability. No benefit or right provided under this Retention Agreement shall be subject to alienation or assignment by an Executive (or by any person entitled to such benefit pursuant to the terms of the Retention Agreement) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Executive entitled to receive the same or to the Executive's authorized legal representative. PPL and all Affiliated Companies will observe the terms of this Retention Agreement unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Executive agrees to hold PPL and all Affiliated Companies harmless from any claim that arises out of PPL's or an Affiliated Company's obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

          4.2 No Employment Right. Neither this Retention Agreement nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL or any Affiliated Company.

          4.3 Tax Withholding. PPL may require, as a condition of delivery of the Award, that the Executive remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto. In addition, PPL may deduct from any salary or other payment due to such Executive, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the Award. Without limiting the generality of the foregoing, the Executive may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the Executive for at least six months (or such other period as PPL may determine), having a Fair Market Value (determined as of the date of such delivery by Executive) equal to all or part of the amounts to be so withheld. As a condition of accepting such delivery, PPL may require the Executive to furnish an opinion of counsel acceptable to PPL to the effect that such delivery will not result in the Executive incurring any liability under Section 16(b) of the Exchange Act. Alternatively, PPL may permit any such delivery to be made by withholding certain shares of the Award from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their Fair Market Value on the date when the withholding taxes are otherwise due).

          4.4 Government and Other Regulations. The obligation of PPL to make payment for the Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies.

          4.5 Changes in Capital Structure. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made to the number and/or kind of shares awarded under the Award, as may be determined by the Committee in its sole discretion. Such adjustments shall be conclusive and binding for all purposes. Additional Shares issued to the Executive as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate. Without limiting the generality of the foregoing, in connection with a change in capital structure, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value (on the date of such exchange) of the Shares covered by such Awards.

          4.6 Company Successors. In the event PPL becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which PPL will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of PPL under this Retention Agreement.

          4.7 Governing Law. All matters relating to this Retention Agreement and to the Award granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

          4.8 Relationship to Other Benefits. The Award shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of PPL or any Affiliated Company except as may be required by federal tax law and regulation or to meet other applicable legal requirements.

          4.9 Dividends and Voting Rights. Subject to the restrictions set forth in this Retention Agreement, the Executive shall possess all incidents of ownership of the Shares granted hereunder, including the right to receive dividends with respect to such Shares and the right to vote such Shares.

          4.10 Administration. The Committee shall have final authority to interpret and construe this Retention Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under this Retention Agreement.

The Committee shall have the authority to delegate any and all of its authority under this Retention Agreement to any employee or group of employees of PPL or Affiliated Company.

          4.11 Certificate; Restrictive Legend. The Executive agrees that any certificate issued for Shares prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:


               This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in the Retention Agreement entered into between the registered owner and PPL. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

          4.12 Entire Agreement. This Retention Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior communications, representations and negotiations in respect thereto.

          4.13 Titles and Headings. The titles and headings of the sections in this Retention Agreement are for convenience of reference only, and in the event of any conflict, the text of the Retention Agreement, rather than such titles or headings, shall control.

                                       PPL CORPORATION


________________________________       By:______________________________________
Paul T. Champagne                          William F. Hecht
                                           President & Chief Executive Officers